News Release

COMMERCIAL METALS COMPANY REPORTS SECOND QUARTER EARNINGS PER SHARE OF $0.04 AND ANNOUNCES QUARTERLY DIVIDEND OF $0.12 PER SHARE

Irving, TX - March 28, 2013 - Commercial Metals Company (NYSE: CMC) today announced financial results for its second quarter ended February 28, 2013. Net earnings for the second quarter were $4.6 million, or $0.04 per diluted share, on net sales of $1.7 billion. This compares to net earnings of $28.9 million, or $0.25 per diluted share, on net sales of $2.0 billion for the three months ended February 29, 2012. Continuing operations for this year's second quarter included after-tax LIFO income of $0.2 million, compared with after-tax LIFO expense of $1.3 million ($0.01 per share) for the second quarter of fiscal 2012. Adjusted operating profit was $26.7 million for the second quarter of fiscal 2013, compared with adjusted operating profit of $63.1 million for the prior year's second quarter. Adjusted EBITDA was $60.1 million for the second quarter of fiscal 2013, compared with adjusted EBITDA of $95.3 million for the prior year's second quarter.

Joe Alvarado, Chairman of the Board, President, and CEO, commented, "As anticipated, we experienced the normal seasonal effects of the winter and holiday months as well as the ongoing economic challenges in certain overseas markets. Despite economic weakness, particularly in international markets, we are pleased to report a sixth consecutive quarter of profitability."

On March 27, 2013, the board of directors of CMC declared a quarterly dividend of $0.12 for shareholders of record on April 9, 2013. The dividend will be paid on April 23, 2013.

Business Segments
Our Americas Recycling segment recorded an adjusted operating profit of $2.2 million for the second quarter of this fiscal year, compared with an adjusted operating profit of $6.4 million in the prior year's second quarter. Ferrous selling prices declined 7% to $336 per ton when compared to the second quarter of fiscal 2012. Additionally, ferrous and nonferrous margins were lower in this year's second quarter when compared to the prior year's second quarter. LIFO expense decreased by $3.6 million to $1.0 million in the second quarter of fiscal 2013, from $4.6 million in the second quarter of fiscal 2012.

Our Americas Mills segment recorded an adjusted operating profit of $48.8 million for this year's second quarter, compared with an adjusted operating profit of $54.4 million in the prior year's second quarter. Shipping volumes declined for our merchant and billet products when compared to the prior year's second quarter. However, our rebar shipments continued to strengthen when compared to the prior year. In addition, we experienced lower margins on our merchant products during the quarter due to import pressure, although our rebar margins improved as compared to the prior year's second quarter.

Our Americas Fabrication segment recorded an adjusted operating loss of $3.8 million for this year's second quarter, compared with an adjusted operating loss of $10.0 million for the prior year's second quarter. The operating improvement compared with the prior year's second quarter is mostly due to improvements in both shipping volumes and transactional prices. LIFO income decreased $2.9 million to $0.5 million in the second quarter of fiscal 2013, from $3.4 million in the second quarter of fiscal 2012.

Our International Mill segment recorded an adjusted operating loss of $4.2 million for the second quarter of this year, compared with an adjusted operating profit of $6.6 million in the prior year's second quarter. Volumes declined 16%, or 54 thousand tons, primarily related to our merchant and wire rod products. The results continue to reflect the ongoing challenges in the Eurozone.

Our International Marketing and Distribution segment recorded an adjusted operating profit of $3.9 million for this year's second quarter, compared with an adjusted operating profit of $26.6 million in the prior year's second quarter. Decreased revenues and margins in our raw materials business and our Australian operations adversely affected this segment's results. The segment continued to suffer from weakness in most of the markets we serve globally.

Year to Date Results
Net earnings attributable to CMC for the six months ended February 28, 2013 were $54.3 million, or $0.46 per diluted share, on net sales of $3.5 billion, compared with net earnings attributable to CMC of $136.6 million, or $1.17 per diluted share, on net sales of $3.9 billion for the six months ended February 29, 2012. Continuing operations for the six months ended February 28, 2013 included an after-tax gain of $17.0 million ($0.14 per diluted share) associated with the sale of the Company's 11% ownership interest in Trinecke Zelezarny, a.s., a Czech Republic joint-stock company. Continuing operations for the six months ended February 29, 2012 included $102.1 million ($0.88 per diluted share) in tax benefits related to ordinary worthless stock and bad debt deductions from the investment in the Company's former Croatian subsidiary. The Company recorded after-tax LIFO income of $15.4 million ($0.13 per diluted share) for the six months ended February 28, 2013, compared with after-tax LIFO income of $14.3 million ($0.12 per diluted share) for the six months ended February 29, 2012. For the six months ended February 28, 2013, adjusted operating profit was $117.3 million, compared with $84.2 million for the six months ended February 29, 2012. Adjusted EBITDA was $186.2 million, compared with $150.8 million for the six months ended February 29, 2012.

Outlook
Alvarado concluded, "Our third quarter historically yields better results as the construction season begins to ramp up. The American Institute of Architects reported an Architecture Billings Index (ABI) of 54.9 in February 2013, the highest level in over five and a half years. We believe that the ABI level will eventually translate into increased demand for our domestic operations. Our International Mill segment anticipates a modest improvement in results over the second quarter of 2013 due to seasonal volume improvements. Although German manufacturing is showing signs of life, we do not anticipate any appreciable improvements in the Eurozone over the near term. We believe that continued weakness in most global markets in which we participate will continue to negatively burden our International Marketing and Distribution segment."

Conference Call
CMC invites you to listen to a live broadcast of its second quarter of fiscal 2013 conference call today, Thursday, March 28, 2013, at 11:00 a.m. ET. Joe Alvarado, Chairman of the Board, President and CEO, and Barbara Smith, Senior Vice President and CFO, will host the call. The call is accessible via our website at www.cmc.com. In the event you are unable to listen to the live broadcast, the call will be archived and available for replay on the webcast on the next business day. Financial and statistical information presented in the broadcast are located on CMC's website under "Investors."

About Commercial Metals Company
Commercial Metals Company and its subsidiaries manufacture, recycle and market steel and metal products, related materials and services through a network including steel minimills, steel fabrication and processing plants, construction-related product warehouses, a copper tube mill, metal recycling facilities and marketing and distribution offices in the United States and in strategic international markets.

Forward-Looking Statements
This news release contains forward-looking statements regarding the Company's expectations relating to economic conditions, product pricing and demand and market conditions. There are inherent risks and uncertainties in any forward-looking statements. Except as required by law, the Company undertakes no obligation to update, amend or clarify any forward-looking statements to reflect events, new information or otherwise.

Actual results may differ materially from those projected as a result of certain risks and uncertainties, including, but not limited to, the following: absence of global economic recovery or possible recession relapse; construction activity or lack thereof; decisions by governments affecting the level of steel imports, including tariffs and duties; difficulties or delays in the execution of construction contracts resulting in cost overruns or contract disputes; metals pricing over which the Company exerts little influence; increased capacity and product availability from competing steel minimills and other steel suppliers, including import quantities and pricing; execution of cost reduction strategies; industry consolidation or changes in production capacity or utilization; currency fluctuations; availability and pricing of raw materials, including scrap metal, energy, insurance and supply prices; passage of new, or interpretation of existing, environmental laws and regulations; and the pace of overall economic activity, particularly in China.

COMMERCIAL METALS COMPANY OPERATING STATISTICS AND BUSINESS SEGMENTS (UNAUDITED)

	Three Months Ended		Six Months Ended
(short tons in thousands)	02/28/13	02/29/12	02/28/13	02/29/12
Americas Recycling tons shipped	574	612	1,136	1,210

Americas Steel Mills rebar shipments	328	311	697	635
Americas Steel Mills structural and other shipments	274	333	571	650
Total Americas Steel Mills tons shipped	602	644	1,268	1,285

International Mill shipments	277	331	622	790

Americas Steel Mills average FOB selling price (total sales)	$682	$726	$675	$716
Americas Steel Mills average cost ferrous scrap utilized	$350	$392	$345	$389
Americas Steel Mills metal margin	$332	$334	$330	$327
Americas Steel Mills average ferrous scrap purchase price	$307	$353	$300	$348

International Mill average FOB selling price (total sales)	$605	$613	$604	$607
International Mill average cost ferrous scrap utilized	$379	$401	$380	$389
International Mill metal margin	$226	$212	$224	$218
International Mill average ferrous scrap purchase price	$303	$328	$307	$319

Americas Fabrication rebar shipments	204	192	429	405
Americas Fabrication structural and post shipments	37	40	72	72
Total Americas Fabrication tons shipped	241	232	501	477

Americas Fabrication average selling price (excluding stock and buyout sales)	$950	$914	$942	$897

(in thousands)	Three Months Ended		Six Months Ended
Net sales	02/28/13	02/29/12	02/28/13	02/29/12
Americas Recycling	$351,374	$419,644	$703,335	$834,449
Americas Mills	476,594	525,885	973,043	1,051,381
Americas Fabrication	317,966	301,593	674,558	621,361
International Mill	179,765	217,090	401,832	513,271
International Marketing and Distribution	649,936	723,355	1,258,524	1,433,426
Corporate	3,661	5,291	6,460	5,351
Eliminations	(249,622)	(236,114)	(498,852)	(515,675)
Total net sales	$1,729,674	$1,956,744	$3,518,900	$3,943,564

Adjusted operating profit (loss)
Americas Recycling	$2,243	$6,389	$6,737	$27,205
Americas Mills	48,769	54,401	101,291	112,332
Americas Fabrication	(3,812)	(9,969)	6,380	(17,349)
International Mill	(4,153)	6,592	(3,277)	16,414
International Marketing and Distribution	3,948	26,554	44,109	22,453
Corporate	(19,194)	(20,936)	(36,564)	(44,204)
Eliminations	(1,084)	(2,346)	(1,744)	(8,491)
Adjusted operating profit from continuing operations	26,717	60,685	116,932	108,360
Adjusted operating profit (loss) from discontinued operations	(46)	2,387	342	(24,165)
Adjusted operating profit	$26,671	$63,072	$117,274	$84,195

COMMERCIAL METALS COMPANY CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three Months Ended		Six Months Ended
(in thousands, except share data)	02/28/13	02/29/12	02/28/13	02/29/12
Net sales	$1,729,674	$1,956,744	$3,518,900	$3,943,564
Costs and expenses:
Cost of goods sold	1,588,016	1,773,966	3,188,343	3,588,250
Selling, general and administrative expenses	115,844	123,891	241,825	250,412
Gain on sale of cost method investment	—	—	(26,088)	—
Interest expense	16,490	16,043	33,514	32,340
	1,720,350	1,913,900	3,437,594	3,871,002
Earnings from continuing operations before taxes	9,324	42,844	81,306	72,562
Income taxes (benefit)	4,717	15,015	27,232	(80,312)
Earnings from continuing operations	4,607	27,829	54,074	152,874

Earnings (loss) from discontinued operations before taxes	(46)	1,794	342	(25,209)
Income taxes (benefit)	(16)	770	120	(8,924)
Earnings (loss) from discontinued operations	(30)	1,024	222	(16,285)

Net earnings	4,577	28,853	54,296	136,589
Less net earnings attributable to noncontrolling interests	—	—	2	2
Net earnings attributable to CMC	$4,577	$28,853	$54,294	$136,587

Basic earnings (loss) per share attributable to CMC:
Earnings from continuing operations	$0.04	$0.24	$0.47	$1.32
Earnings (loss) from discontinued operations	—	0.01	—	(0.14)
Net earnings	$0.04	$0.25	$0.47	$1.18

Diluted earnings (loss) per share attributable to CMC:
Earnings from continuing operations	$0.04	$0.24	$0.46	$1.31
Earnings (loss) from discontinued operations	—	0.01	—	(0.14)
Net earnings	$0.04	$0.25	$0.46	$1.17

Cash dividends per share	$0.12	$0.12	$0.24	$0.24
Average basic shares outstanding	116,586,100	115,703,142	116,461,302	115,616,844
Average diluted shares outstanding	117,573,052	116,843,456	117,333,339	116,646,469

COMMERCIAL METALS COMPANY CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands)	February 28, 2013	August 31, 2012
Assets
Current assets:
Cash and cash equivalents	$170,097	$262,422
Accounts receivable, net	988,482	958,364
Inventories, net	892,688	807,923
Other	172,229	211,122
Total current assets	2,223,496	2,239,831
Net property, plant and equipment	980,466	994,304
Goodwill	76,959	76,897
Other assets	128,544	130,214
Total assets	$3,409,465	$3,441,246
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable-trade	$412,592	$433,132
Accounts payable-documentary letters of credit	90,038	95,870
Accrued expenses and other payables	269,619	343,337
Notes payable	47,403	24,543
Current maturities of long-term debt	204,072	4,252
Total current liabilities	1,023,724	901,134
Deferred income taxes	27,363	20,271
Other long-term liabilities	111,089	116,261
Long-term debt	950,407	1,157,073
Total liabilities	2,112,583	2,194,739
Stockholders’ equity attributable to CMC	1,296,727	1,246,368
Stockholders’ equity attributable to noncontrolling interests	155	139
Total equity	1,296,882	1,246,507
Total liabilities and stockholders’ equity	$3,409,465	$3,441,246

COMMERCIAL METALS COMPANY AND SUBSIDIARIES CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Six Months Ended
(in thousands)	02/28/13	02/29/12
Cash flows from (used by) operating activities:
Net earnings	$54,296	$136,589
Adjustments to reconcile net earnings to cash flows from (used by) operating activities:
Depreciation and amortization	68,037	69,064
Provision for losses (recoveries) on receivables, net	2,463	(616)
Share-based compensation	7,185	5,973
Amortization of interest rate swaps termination gain	(5,815)	—
Deferred income taxes	29,362	(107,818)
Tax benefits from stock plans	(1)	(32)
Net (gain) loss on sale of cost method investment and other	(26,522)	104
Write-down of inventory	1,784	8,460
Asset impairment	3,028	1,028
Changes in operating assets and liabilities:
Accounts receivable	4,785	(25,620)
Accounts receivable sold (repurchased), net	(37,297)	104,495
Inventories	(84,840)	7,939
Other assets	11,461	22,441
Accounts payable, accrued expenses, other payables and income taxes	(99,312)	(184,090)
Other long-term liabilities	(5,326)	1,157
Net cash flows from (used by) operating activities	(76,712)	39,074
Cash flows from (used by) investing activities:
Capital expenditures	(41,849)	(53,373)
Proceeds from the sale of property, plant and equipment and other	6,897	8,097
Proceeds from the sale of cost method investment	28,995	—
Decrease in deposit for letters of credit	—	30,404
Net cash flows from (used by) investing activities	(5,957)	(14,872)
Cash flows from (used by) financing activities:
Increase (decrease) in documentary letters of credit	(5,268)	6,121
Short-term borrowings, net change	21,870	40,270
Repayments on long-term debt	(2,402)	(48,202)
Stock issued under incentive and purchase plans, net of forfeitures	2,353	1,559
Cash dividends	(27,963)	(27,752)
Contribution from (purchase of) noncontrolling interests	10	(41)
Tax benefits from stock plans	1	32
Net cash flows from (used by) financing activities	(11,399)	(28,013)
Effect of exchange rate changes on cash	1,743	(2,397)
Decrease in cash and cash equivalents	(92,325)	(6,208)
Cash and cash equivalents at beginning of year	262,422	222,390
Cash and cash equivalents at end of period	$170,097	$216,182

COMMERCIAL METALS COMPANY
NON-GAAP FINANCIAL MEASURES (UNAUDITED)
(dollars in thousands)

This press release contains financial measures not derived in accordance with generally accepted accounting principles ("GAAP"). Reconciliations to the most comparable GAAP measures are provided below.
Adjusted Operating Profit (Loss) is a non-GAAP financial measure. Management uses adjusted operating profit (loss) to evaluate the financial performance of the Company. Adjusted operating profit (loss) is the sum of our earnings (loss) before income taxes, outside financing costs and discounts on sales of accounts receivable. For added flexibility, we may sell certain accounts receivable both in the U.S. and internationally. We consider sales of receivables as an alternative source of liquidity to finance our operations and believe that removing these costs provides a clearer perspective of the Company's operating performance. Adjusted operating profit (loss) may be inconsistent with similar measures presented by other companies.

	Three Months Ended		Six Months Ended
(in thousands)	02/28/13	02/29/12	02/28/13	02/29/12
Earnings from continuing operations	$4,607	$27,829	$54,074	$152,874
Income taxes (benefit)	4,717	15,015	27,232	(80,312)
Interest expense	16,490	16,043	33,514	32,340
Discounts on sales of accounts receivable	903	1,798	2,112	3,458
Adjusted operating profit from continuing operations	26,717	60,685	116,932	108,360
Adjusted operating profit (loss) from discontinued operations	(46)	2,387	342	(24,165)
Adjusted operating profit	$26,671	$63,072	$117,274	$84,195

Adjusted EBITDA is a non-GAAP financial measure. Adjusted EBITDA is the sum of our earnings (loss) before income taxes, outside financing costs and net earnings attributable to noncontrolling interests. It also excludes the Company's largest recurring non-cash charge, depreciation and amortization, as well as impairment charges. As a measure of cash flow before interest expense, adjusted EBITDA is one guideline management uses to assess the Company's ability to pay its current debt obligations as they mature and as a tool to calculate possible future levels of leverage capacity. Adjusted EBITDA to interest is a covenant test in certain of the Company's note agreements. Additionally, adjusted EBITDA is one measure used to assess the Company's unleveraged performance return on our investments. Adjusted EBITDA may be inconsistent with similar measures presented by other companies.

	Three Months Ended		Six Months Ended
(in thousands)	02/28/13	02/29/12	02/28/13	02/29/12
Earnings from continuing operations	$4,607	$27,829	$54,074	$152,874
Interest expense	16,490	16,043	33,514	32,340
Income taxes (benefit)	4,717	15,015	27,232	(80,312)
Depreciation, amortization and impairment charges	34,286	34,122	71,065	68,601
Less: net earnings attributable to noncontrolling interests	—	—	2	2
Adjusted EBITDA from continuing operations	60,100	93,009	185,883	173,501
Adjusted EBITDA from discontinued operations	(46)	2,285	342	(22,674)
Adjusted EBITDA	$60,054	$95,294	$186,225	$150,827

Adjusted EBITDA to interest for the quarter ended February 28, 2013:

$60,054	/	$16,490	=	3.6

Total Capitalization:
Total capitalization is the sum of long-term debt, deferred income taxes, and stockholders’ equity. The ratio of debt to total capitalization is a measure of current debt leverage. The following reconciles total capitalization on February 28, 2013 to the most comparable GAAP measure, stockholders’ equity:

Stockholders’ equity attributable to CMC	$1,296,727
Long-term debt	950,407
Deferred income taxes	27,363
Total capitalization	$2,274,497

OTHER FINANCIAL INFORMATION
Long-term debt to capitalization ratio as of February 28, 2013:

$950,407	/	$2,274,497	=	41.8%

Total debt to capitalization plus short-term debt plus notes payable ratio as of February 28, 2013:

($950,407	+	$204,072	+	$47,403)	/	($2,274,497	+	$204,072	+	$47,403)	=	47.6%

Current ratio as of February 28, 2013:
Current assets divided by current liabilities

$2,223,496	/	$1,023,724	=	2.2

Contact: Barbara Smith
Senior Vice President and CFO
214.689.4300